PART I.  FINANCIAL INFORMATION

                  Item 1.  Financial Statements

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          March 31, 1997

NOTE 1 - ACCOUNTING POLICIES

The Company's significant accounting policies, other than those described in
Note 2 below, are described in Note 1 of the Notes to Consolidated Financial Statements included in its 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission. For interim reporting purposes, the Company follows the same basic accounting policies and considers each interim period as an integral part of an annual period. Certain amounts for 1996 have been reclassified to conform with 1997 classifications.

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

NOTE 2 - ACCOUNTING POLICY CHANGES - ADOPTION OF SFAS 125

As of January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES ("SFAS 125"), which superseded SFAS 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. Under the financial-components approach set forth in SFAS 125, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 did not have a significant impact on the Company s financial position, results of operations, or accounting policies as previously promulgated by SFAS 122.

NOTE 3   NEW ACCOUNTING PRONOUNCEMENT

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ( SFAS 128 ), which established new standards for calculating and presenting earnings per share.
The Company will adopt this new standard in its financial statements for the period ended December 31, 1997. The standard will require the reporting of diluted earnings per share and basic earnings per share. For the three months ended March 31, 1997 and 1996, diluted earnings per share would have been $.55 and $.49, respectively. Basic earnings per share would have been $.56 and $.50, respectively, for those same periods.

NOTE 4 - SUBSEQUENT EVENT

On April 16, 1997, the Company declared dividends of approximately $2.665 million or $0.22 per share. This dividend is to be paid on May 16, 1997 to stockholders of record on May 2, 1997.

Item 2.  Management's Discussion and Analysis of Financial Condition
                    and Results of Operations